Exhibit 99.1

VERITEX HOLDINGS, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS
STRONG ORGANIC LOAN GROWTH CONTINUES IN 2018

Dallas, TX — July 23, 2018 —Veritex Holdings, Inc. (“Veritex” or the “Company”) (Nasdaq: VBTX), the holding company for Veritex Community Bank, today announced the results for the quarter ended June 30, 2018. The Company reported net income available to common stockholders of $10.2 million, or $0.42 diluted earnings per share (“EPS”), compared to $10.4 million, or $0.42 diluted EPS, for the quarter ended March 31, 2018 and $3.6 million, or $0.23 diluted EPS, for the quarter ended June 30, 2017.
C. Malcolm Holland, the Company’s Chairman and Chief Executive Officer, said, “I am extremely pleased to announce yet another strong quarter. We continue to remain focused on the growth of our customer base as evidenced by our 17% annualized loan growth for the year. Additionally, we are thrilled to see positive results from acquisition integrations which helped produce a record low 53.5% efficiency ratio for the second quarter. We continue to be optimistic about our earnings power for the remainder of 2018 and remain well positioned to take advantage of future business opportunities.”
2018 Second Quarter Highlights

•
Net income available for common stockholders for the quarter ended June 30, 2018 was $10.2 million, or $0.42 diluted EPS, compared to $10.4 million, or $0.42 diluted EPS, for the quarter ended March 31, 2018.

•
Core net income available for common stockholders[1] totaled $9.9 million, or $0.40 core diluted EPS[1], for the quarter ended June 30, 2018, compared to $9.0 million, or $0.37 core diluted EPS, for the quarter ended March 31, 2018.

•	Total loans increased $102.8 million, or 4.4%, to $2.4 billion compared to the quarter ended March 31, 2018.

•	Completed system conversion and integration of Liberty Bancshares, Inc. (“Liberty”).

•	Completed the issuance of 50 shares of Company common stock to each employee consistent with our communication to employees upon passing of the Tax Cuts and Jobs Act.

1As part of how we measure our results, we use certain non-GAAP financial measures to evaluate performance. These non-GAAP financial measures are reconciled in the section labeled “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

Result of Operations for the Three Months Ended June 30, 2018
Net Interest Income
For the three months ended June 30, 2018, net interest income before provision for loan losses was $27.6 million and net interest margin was 4.07% compared to $29.1 million and 4.46%, respectively, for the three months ended March 31, 2018. The $1.5 million decrease in net interest income and 39 basis point decrease in net interest margin was primarily due to an increase in the average rate paid on interest-bearing liabilities and a $1.4 million decrease in accretion during the three months ended June 30, 2018 compared to the three months ended March 31, 2018. Average interest-bearing deposits grew to $1.9 billion for the three months ended June 30, 2018 from $1.7 billion for the three months ended March 31, 2018 which was primarily due to increases in average outstanding correspondent money market and brokered deposits account balances which have corresponding rates above the average rate paid on our remaining interest-bearing deposits. As a result, interest-bearing deposit rates increased to 1.39% for the three months ended June 30, 2018 from 1.00% for the three months ended March 31, 2018.
Net interest income before provision for loan losses increased by $15.2 million from $12.4 million to $27.6 million and net interest margin increased 54 basis points from 3.53% to 4.07% for the three months ended June 30, 2018 as compared to the same period in 2017. The increase in net interest income before provision for loan losses was primarily driven by higher loan balances resulting from loans acquired from the acquisitions of Sovereign Bancshares, Inc. (“Sovereign”) and Liberty, continued loan growth of $102.8 million and a $1.9 million increase in accretion during the three months ended June 30, 2018 compared to the three months ended June 30, 2017. For the three months ended June 30, 2018, average loan balance increased by $1.3 billion compared to the three months ended June 30, 2017, which resulted in a $19.3 million increase in interest income. This was partially offset by an increase in the average rate paid on interest-bearing liabilities discussed above which resulted in a $4.7 million increase in interest on deposit accounts. Net interest margin increased 54 basis points from the three months ended June 30, 2017 primarily due to a change in mix of earning assets resulting from increased loan balances as well as due to increases in the prime rates in new and renewed loans. Average loan balances represented 85.8% of average interest-earnings assets for the three months ended June 30, 2018 compared to 76.2% for the three months ended June 30, 2017.
Noninterest Income
Noninterest income for the three months ended June 30, 2018 was $2.6 million, a decrease of $189 thousand or 6.8% compared to the three months ended March 31, 2018. The decrease was primarily due to a $355 thousand gain on sale of assets recorded in the first quarter of 2018 resulting from the completion of the sale of certain assets and liabilities associated with two branches in the Austin market with no corresponding sale in the second quarter of 2018. This decrease was partially offset by an increase in dividend income of $294 thousand as a result of a bi-annual Federal Reserve Bank stock dividend attributable to additional purchases of Federal Reserve Bank stock received during the three months ended June 30, 2018.
Compared to the three months ended June 30, 2017, noninterest income for the three months ended June 30, 2018 grew $826 thousand or 46.8%. The increase was primarily due to $452 thousand of rental income resulting from the purchase of our headquarter building on December 6, 2017, a $291 thousand increase in service charges and fees on deposit accounts resulting from the additional income on acquired Sovereign and Liberty deposit accounts and a $190 thousand increase in dividend income from the Federal Reserve Bank stock dividend attributable to additional purchases of Federal Reserve Bank stock during the three months ended June 30, 2018. This increase was partially offset by a $291 thousand decrease in the gain on sale of Small Business Administration loans.
Noninterest Expense
Noninterest expense was $16.2 million for the three months ended June 30, 2018, compared to $17.3 million for the three months ended March 31, 2018, a decrease of $1.1 million or 6.6%. The decrease was primarily driven by a one-time $1.5 million consent fee paid in connection with the execution of an assignment agreement in the first quarter of 2018 to assign one of our branch leases during the three months ended March 31, 2018, which was recorded in occupancy and equipment expense. The decrease in occupancy and equipment expense was partially offset by data processing and software expense which increased $248 thousand as the Company converted Liberty’s operating systems into the Veritex information technology in the three months ended June 30, 2018.

Compared to the three months ended June 30, 2017, noninterest expense for the three months ended June 30, 2018 increased $8.4 million, or 107.8%. The increase was driven by a $4.3 million increase in salaries and employee benefits expense primarily related to the additional full-time equivalent employees we retained as part of the Sovereign and Liberty acquisitions. Additionally, occupancy and equipment expense increased $1.1 million primarily due to increased lease payments, depreciation expense and property taxes incurred as a result of the Sovereign and Liberty acquisitions. Data processing and software expense increased $704 thousand primarily as a result of the Sovereign and Liberty acquisitions and the Liberty operating system conversion referenced above. Amortization of intangibles increased $761 thousand primarily due to a $424 thousand increase in amortization of intangible in-place lease assets associated with the purchase of our headquarter building in December 2017.
Financial Condition
Total loans were $2.4 billion at June 30, 2018, an increase of $102.8 million, or 4.4%, compared to March 31, 2018. The net increase was the result of the continued execution and success of our loan growth strategy.
Total deposits were $2.5 billion at June 30, 2018, a decrease of $3.4 million, or 0.1%, compared to March 31, 2018. The decrease was primarily the result of a $117.0 million decrease in financial institution money market accounts partially offset by an increase of $24.3 million and $54.0 million in correspondent money market and brokered deposits accounts, respectively.
Asset Quality
Our allowance for loan losses as a percentage of loans was 0.61%, 0.58% and 0.87% of total loans at June 30, 2018, March 31, 2018 and June 30, 2017, respectively. The allowance for loan losses as a percentage of total loans for each of the three quarters ended was determined by the qualitative factors around the nature, volume and mix of the loan portfolio. The increase in the allowance for loan loss as a percentage of loans from March 31, 2018 was attributable to continued execution and success of our organic growth strategy and changes in mix of loans. The decrease in the allowance for loan loss as a percentage of total loans from June 30, 2017 was attributable to the completion of the Sovereign acquisition on August 1, 2017 and the Liberty acquisition on December 1, 2017, as acquired loans are recorded at fair value. We recorded a provision for loan losses of $1.5 million for the quarter ended June 30, 2018 compared to a provision of $678 thousand and $943 thousand for the quarter ended March 31, 2018 and June 30, 2017, respectively, due to an increase in our loans as well a recorded provision on purchased credit impaired loans of $307 thousand and $333 thousand compared to the quarter ended March 31, 2018 and June 30, 2017, respectively.
Nonperforming assets totaled $4.9 million, or 0.16%, of total assets at June 30, 2018 compared to $3.8 million, or 0.12%, of total assets at March 31, 2018 and $2.1 million, or 0.13%, of total assets at June 30, 2017. The increase of $1.1 million in nonperforming assets compared to March 31, 2018 was primarily due to an increase in non-accrual loans of $814 thousand. The increase of $2.8 million in nonperforming assets compared to June 30, 2017 was primarily due to an increase in nonperforming loans of $3.3 million partially offset by a decrease in other real estate owned of $493 thousand.
Non-GAAP Financial Measures
The Company’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, the Company reviews and reports core net interest income, core noninterest income, core noninterest expense, core net income from operations, core income tax expense, core net income, core net income available to common stockholders, core diluted earnings per share, core efficiency ratio, core net interest margin, core return on average assets, tangible common equity, tangible assets, tangible book value per common share and the ratio of tangible common equity to tangible assets. The Company has included in this release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to “Reconciliation of Non-GAAP Financial Measures” at the end of this release for a reconciliation of these non-GAAP financial measures.
Conference Call
The Company will host an investor conference call to review the results on Tuesday, July 24, 2018 at 8:30 a.m. Central Time. Participants may pre-register for the call by visiting https://edge.media-server.com/m6/p/4biserkz and will receive a unique pin number, which can be used when dialing in for the call. This will allow attendees to enter the call immediately. Alternatively, participants may call toll-free at (877) 703-9880.
The call and corresponding presentation slides will be webcast live on the home page of the Company's website, www.veritexbank.com. An audio replay will be available one hour after the conclusion of the call at (855) 859-2056, Conference #5896174. This replay, as well as the webcast, will be available until July 31, 2018.

About Veritex Holdings, Inc.
Headquartered in Dallas, Texas, Veritex is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with locations throughout the Dallas-Fort Worth metroplex and in the Houston metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System. For more information, visit www.veritexbank.com.

Media Contact:
LaVonda Renfro
972-349-6200
lrenfro@veritexbank.com

Investor Relations:
Susan Caudle
972-349-6132
scaudle@veritexbank.com

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Veritex’s future financial performance, business and growth strategy, projected plans and objectives, and related transactions, integration of the acquired businesses, ability to recognize anticipated operational efficiencies, and other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about Veritex and its subsidiaries, any of which may change over time and some of which may be beyond Veritex’s control. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to whether Veritex can: successfully implement its growth strategy, including identifying acquisition targets and consummating suitable acquisitions; continue to sustain internal growth rate; provide competitive products and services that appeal to its customers and target market; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Veritex operates and in which its loans are concentrated, including the effects of declines in housing markets; an increase in unemployment levels and slowdowns in economic growth; Veritex's level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of Veritex's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in our loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of Veritex's operations including changes in regulations affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations being issued in accordance with this statute and potential expenses associated with complying with such regulations; Veritex's ability to comply with applicable capital and liquidity requirements, including our ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and manmade disasters including terrorist attacks;; and achieve its performance goals. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Special Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Veritex’s Annual Report on Form 10-K filed with the SEC on March 14, 2018 and any updates to those risk factors set forth in Veritex’s subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Veritex’s underlying assumptions prove to be incorrect, actual results may differ materially from what Veritex anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Veritex does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for us to predict those events or how they may affect us. In addition, Veritex cannot assess the impact of each factor on Veritex’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Veritex or persons acting on Veritex’s behalf may issue. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Consolidated Financial Highlights - (Unaudited)
(In thousands, except percentages)

	At and For the Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Selected Financial Data:
Net income	$10,193	$10,388	$3,257	$5,182	$3,615
Net income available to common stockholders	10,193	10,388	3,257	5,140	3,615
Total assets	3,133,627	3,063,319	2,945,583	2,494,861	1,508,589
Total loans(1)	2,418,908	2,316,089	2,259,831	1,907,509	1,122,468
Provision for loan losses	1,504	678	2,529	752	943
Allowance for loan losses	14,842	13,401	12,808	10,492	9,740
Noninterest-bearing deposits(2)	611,315	597,236	612,830	495,627	337,057
Total deposits(2)	2,490,418	2,493,794	2,278,630	1,985,658	1,211,107
Total stockholders’ equity	508,441	497,433	488,929	445,929	247,602
Summary Performance Ratios:
Return on average assets(3)	1.34%	1.41%	0.48%	0.94%	0.97%
Return on average equity(3)	8.11	8.55	2.78	5.44	5.89
Net interest margin(4)	4.07	4.46	4.24	3.78	3.53
Efficiency ratio(5)	53.51	54.28	53.60	59.33	55.03
Noninterest expense to average assets(3)	2.12	2.35	2.22	2.26	2.08
Summary Credit Quality Data:
Nonaccrual loans	$4,252	$3,438	$465	$1,856	$1,514
Accruing loans 90 or more days past due(6)	613	374	18	54	15
Other real estate owned	—	10	449	738	493
Nonperforming assets to total assets	0.16%	0.12%	0.03%	0.11%	0.13%
Nonperforming loans to total loans	0.20	0.16	0.02	0.10	0.14
Allowance for loan losses to total loans	0.61	0.58	0.57	0.55	0.87
Net charge-offs to average loans outstanding	—	—	0.01	—	—
Capital Ratios:
Total stockholders’ equity to total assets	16.23%	16.24%	16.60%	17.87%	16.41%
Tangible common equity to tangible assets	11.15	11.01	11.12	12.76	14.77
Tier 1 capital to average assets	12.08	11.84	12.92	15.26	15.09
Tier 1 capital to risk-weighted assets	12.60	12.53	12.48	14.17	18.17
Common equity tier 1 (to risk weighted assets)	12.17	12.09	12.03	13.65	17.92
Total capital to risk-weighted assets	13.31	13.22	13.16	14.87	19.37
___________________________

(1)
Total loans does not include loans held for sale and deferred fees. Loans held for sale were $453 thousand at June 30, 2018, $893 thousand at March 31, 2018, $0.8 million at December 31, 2017, $2.2 million at September 30, 2017 and $4.1 million at June 30, 2017. Deferred fees were $22 thousand at June 30, 2018, $24 thousand at March 31, 2018, $28 thousand at December 31, 2017, $28 thousand at September 30, 2017, and $41 thousand at June 30, 2017. Total loans include branch assets held for sale of $26.3 million at December 31, 2017.

(2)	Total noninterest-bearing deposits and total deposits at December 31, 2017 include branch liabilities held for sale of $39.4 million and $64.3 million, respectively.

(3)
We calculate our average assets and average equity for a period by dividing the sum of our total assets or total stockholders’ equity, as the case may be, at the close of business on each day in the relevant period, by the number of days in the period. We have calculated our return on average assets and return on average equity for a period by dividing net income for that period by our average assets and average equity, as the case may be, for that period.

(4)	Net interest margin represents net interest income, annualized on a fully tax equivalent basis, divided by average interest-earning assets.

(5)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(6)
Accruing loans 90 or more days past due excludes $2.0 million, and $3.3 million of purchased credit impaired (“PCI”) loans as of March 31, 2018, and December 31, 2017. There were no PCI loans 90 or more days past due accruing as of June 30, 2018, September 30, 2017 and June 30, 2017. No PCI loans were considered non-performing loans as of June 30, 2018, March 31, 2018, December 31, 2017, and September 30, 2017.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets - (Unaudited)
(In thousands)

	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
ASSETS
Cash and due from banks	$30,130	$26,861	$38,243	$21,879	$28,687
Interest bearing deposits in other banks	116,610	168,333	110,801	129,497	144,459
Total cash and cash equivalents	146,740	195,194	149,044	151,376	173,146
Investment securities	252,187	243,164	228,117	204,788	134,708
Loans held for sale	453	893	841	2,179	4,118
Loans, net	2,404,044	2,302,664	2,220,682	1,896,989	1,112,688
Accrued interest receivable	8,137	7,127	7,676	6,387	3,333
Bank-owned life insurance	21,767	21,620	21,476	20,517	20,369
Bank premises, furniture and equipment, net	76,348	76,045	75,251	40,129	17,978
Non-marketable equity securities	27,086	20,806	13,732	10,283	7,407
Investment in unconsolidated subsidiary	352	352	352	352	93
Other real estate owned	—	10	449	738	493
Intangible assets, net	17,482	18,372	20,441	10,531	2,171
Goodwill	161,447	161,685	159,452	135,832	26,865
Other assets	15,831	13,634	14,518	14,760	5,220
Branch assets held for sale	1,753	1,753	33,552	—	—
Total assets	$3,133,627	$3,063,319	$2,945,583	$2,494,861	$1,508,589
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$611,315	$597,236	$612,830	$495,627	$337,057
Interest-bearing	1,879,103	1,896,558	1,665,800	1,490,031	874,050
Total deposits	2,490,418	2,493,794	2,278,630	1,985,658	1,211,107
Accounts payable and accrued expenses	4,130	3,862	5,098	4,017	2,574
Accrued interest payable and other liabilities	5,856	3,412	5,446	4,368	1,032
Advances from Federal Home Loan Bank	108,092	48,128	71,164	38,200	38,235
Junior subordinated debentures	11,702	11,702	11,702	11,702	3,093
Subordinated notes	4,988	4,988	4,987	4,987	4,946
Other borrowings	—	—	15,000	—	—
Branch liabilities held for sale	—	—	64,627	—	—
Total liabilities	2,625,186	2,565,886	2,456,654	2,048,932	1,260,987
Commitments and contingencies
Stockholders’ equity:
Common stock	242	241	241	227	152
Additional paid-in capital	447,234	445,964	445,517	404,900	211,901
Retained earnings	65,208	55,015	44,627	41,143	36,003
Unallocated Employee Stock Ownership Plan shares	(106)	(106)	(106)	(209)	(209)
Accumulated other comprehensive loss	(4,067)	(3,611)	(1,280)	(62)	(175)
Treasury stock	(70)	(70)	(70)	(70)	(70)
Total stockholders’ equity	508,441	497,433	488,929	445,929	247,602
Total liabilities and stockholders’ equity	$3,133,627	$3,063,319	$2,945,583	$2,494,861	$1,508,589

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income - (Unaudited)
(In thousands, except per share data)

	For the Six Months Ended
	June 30, 2018	June 30, 2017
Interest income:
Interest and fees on loans	$64,358	$24,907
Interest on investment securities	2,975	1,310
Interest on deposits in other banks	1,300	1,158
Interest on other	9	1
Total interest income	68,642	27,376
Interest expense:
Interest on deposit accounts	10,745	3,389
Interest on borrowings	1,171	358
Total interest expense	11,916	3,747
Net interest income	56,726	23,629
Provision for loan losses	2,182	1,833
Net interest income after provision for loan losses	54,544	21,796
Noninterest income:
Service charges and fees on deposit accounts	1,779	1,064
Gain on sales of investment securities	12	—
Gain on sales of loans and other assets owned	997	1,554
Bank-owned life insurance	381	373
Other	2,204	310
Total noninterest income	5,373	3,301
Noninterest expense:
Salaries and employee benefits	15,832	7,550
Occupancy and equipment	5,377	2,026
Professional fees	3,505	1,986
Data processing and software expense	1,904	732
FDIC assessment fees	538	651
Marketing	907	469
Other assets owned expenses and write-downs	172	38
Amortization of intangibles	1,834	190
Telephone and communications	840	208
Other	2,566	1,382
Total noninterest expense	33,475	15,232
Net income from operations	26,442	9,865
Income tax expense	5,861	3,152
Net income	$20,581	$6,713
Basic earnings per share	$0.85	$0.44
Diluted earnings per share	$0.84	$0.43
Weighted average basic shares outstanding	24,139	15,205
Weighted average diluted shares outstanding	24,527	15,633

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income - (Unaudited)
(In thousands, except per share data)

	For the Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Interest income:
Interest and fees on loans	$32,291	$32,067	$28,182	$20,706	$13,024
Interest on investment securities	1,647	1,328	1,211	941	735
Interest on deposits in other banks	613	687	500	629	548
Interest on other	4	5	4	3	—
Total interest income	34,555	34,087	29,897	22,279	14,307
Interest expense:
Interest on deposit accounts	6,452	4,293	3,677	2,812	1,742
Interest on borrowings	479	692	470	338	189
Total interest expense	6,931	4,985	4,147	3,150	1,931
Net interest income	27,624	29,102	25,750	19,129	12,376
Provision for loan losses	1,504	678	2,529	752	943
Net interest income after provision for loan losses	26,120	28,424	23,221	18,377	11,433
Noninterest income:
Service charges and fees on deposit accounts	846	933	769	669	555
Gain on sales of investment securities	4	8	17	205	—
Gain on sales of loans and other assets owned	416	581	882	705	807
Bank-owned life insurance	192	189	192	188	186
Other	1,134	1,070	438	210	218
Total noninterest income	2,592	2,781	2,298	1,977	1,766
Noninterest expense:
Salaries and employee benefits	7,902	7,930	7,357	5,921	3,642
Occupancy and equipment	2,143	3,234	1,996	1,596	1,015
Professional fees	1,703	1,802	1,713	1,973	1,188
Data processing and software expense	1,076	828	766	719	372
FDIC assessment fees	236	302	116	410	393
Marketing	446	461	388	436	225
Other assets owned expenses and write-downs	—	172	73	71	13
Amortization of intangibles	856	978	551	223	95
Telephone and communications	414	426	282	230	106
Other	1,393	1,173	1,793	943	733
Total noninterest expense	16,169	17,306	15,035	12,522	7,782
Net income from operations	12,543	13,899	10,484	7,832	5,417
Income tax expense	2,350	3,511	7,227	2,650	1,802
Net income	$10,193	$10,388	$3,257	$5,182	$3,615
Preferred stock dividends	—	—	—	42	—
Net income available to common stockholders	$10,193	$10,388	$3,257	$5,140	$3,615
Basic earnings per share	$0.42	$0.43	$0.14	$0.26	$0.24
Diluted earnings per share	$0.42	$0.42	$0.14	$0.25	$0.23
Weighted average basic shares outstanding	24,148	24,120	23,124	19,976	15,211
Weighted average diluted shares outstanding	24,546	24,539	23,524	20,392	15,637

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - (Unaudited)

The following are the non-GAAP measures used in this release:

•	core net interest income adjusts net interest income as determined in accordance with GAAP to exclude income recognized on acquired loans

•	core noninterest income adjusts noninterest income as determined in accordance with GAAP to exclude gain on sale of disposed branch assets

•	core noninterest expense adjusts noninterest expense as determined in accordance with GAAP to exclude corporate development costs

•	core net income from operations is calculated as the sum of core net interest income and core noninterest income less provision from loan losses and core noninterest expense

•
core income tax expense adjusts income tax expense as determined in accordance with GAAP to exclude the tax impact of the adjustments to core net interest income and core noninterest expense, the re-measurement of our deferred tax asset as a result of the Tax Act and the tax impact of other corporate development discrete items

•
core net income adjusts net income as determined in accordance with GAAP to exclude the impact of income recognized on acquired loans, corporate development costs and the tax impact of the adjustments to core net interest income and core noninterest expense, exclude the re-measurement of our deferred tax asset as a result of the Tax Cut and Jobs Act and exclude the tax impact of other corporate development discrete items

•	core net income available to common stockholders adjusts core net income to exclude preferred stock dividends

•	core diluted EPS divides (i) core net income by (ii) weighted average diluted shares of common stock outstanding for the applicable period

•	core efficiency ratio is determined by dividing core noninterest expense by the sum of core net interest income and noninterest income

•	core net interest margin is determined by dividing core net interest income by average interest-earning assets

•	core return on average assets is determined by dividing core net income by average assets

•	tangible common equity is defined as total stockholders’ equity less goodwill and other intangible assets

•	tangible assets is defined as total assets less goodwill and other intangible assets

•	tangible common equity to tangible assets is a ratio that is determined by dividing tangible common equity by tangible assets

•	tangible book value per common share is determined by dividing tangible common equity by common shares outstanding

Management believes that the non-GAAP financial measures above that are used in managing its business may provide meaningful information to investors about underlying trends in its business and management uses these non-GAAP measures to measure the Company’s performance and believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, Veritex’s reported results prepared in accordance with GAAP.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - (Unaudited)
(In thousands except per share data and percentages)
The following tables reconcile, at the dates set forth below, the differences between these non-GAAP financial measures and their most directly comparable financial measures calculated in accordance with GAAP.

	For the Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017		September 30, 2017	June 30, 2017
Net interest income (as reported)	$27,624	$29,102	$25,750		$19,129	$12,376
Adjustment:
Income recognized on acquired loans(1)	1,664	4,009	2,955		637	135
Core net interest income	25,960	25,093	22,795		18,492	12,241
Provision for loan losses (as reported)	1,504	678	2,529		752	943
Noninterest income (as reported)	2,592	2,781	2,298		1,977	1,766
Adjustment:
Gain on sale of disposed branch assets	—	388	—		—	—
Core noninterest income	2,592	2,393	2,298		1,977	1,766
Noninterest expense (as reported)	16,169	17,306	15,035		12,522	7,782
Adjustment:
Lease exit costs, net(2)	—	(1,071)	—		—	—
Branch closure expenses	—	(172)	—		—	—
One-time issuance of shares to all employees	(421)	—	—		—	—
Corporate development and other related expenses	(1,043)	(335)	(1,018)		(1,391)	(193)
Core noninterest expense	14,705	15,728	14,017		11,131	7,589
Core net income from operations	12,343	11,080	8,547		8,586	5,475
Income tax expense (as reported)	2,350	3,511	7,227		2,650	1,802
Adjustments:
Tax impact of adjustments	(40)	(579)	(678)		264	20
Tax Act re-measurement	127	(820)	(3,051)		—	—
Other corporate development discrete tax items	—	—	(398)		—	—
Core income tax expense	$2,437	$2,112	$3,100		$2,914	$1,822
Net income (as reported)	$10,193	$10,388	$3,257		$5,182	$3,615
Core net income	$9,906	$8,968	$5,447		$5,672	$3,653
Preferred stock dividends (as reported)	$—	$—	$—	—	$42	$—
Core net income available to common stockholders	$9,906	$8,968	$5,447		$5,630	$3,653
Weighted average diluted shares outstanding	24,546	24,539	23,524		20,392	15,637
Diluted earnings per share (as reported)	0.42	0.42	0.14		0.25	0.23
Core diluted earnings per share	0.40	0.37	0.23		0.28	0.23

Efficiency Ratio
Efficiency ratio (as reported)	53.51%	54.28%	53.60%		59.33%	55.03%
Core efficiency ratio	51.50%	57.22%	55.86%		54.38%	54.18%
Net Interest Margin
Net interest margin (as reported)	4.07%	4.46%	4.24%		3.78%	3.53%
Core net interest margin	3.83%	3.84%	3.75%		3.66%	3.49%
Return on average assets
Return on average assets (as reported)	1.34%	1.41%	0.48%		0.94%	0.97%
Core return on average assets	1.30%	1.22%	0.80%		1.02%	0.98%

(1)	Income recognized on acquired loans is calculated as the sum of accretion on purchased performing loans and cash collections in excess of expected cash flows on PCI loans.

(2)
Lease exit costs, net for the three months ended March 31, 2018 includes a $1.5 million consent fee and $240 thousand in professional services paid in January 2018 to separately assign and sublease two of our branch leases that the Company ceased using in 2017 offset by the reversal of the corresponding assigned lease cease-use liability totaling $669 thousand.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation of Non-GAAP Financial Measures - (Unaudited)
(In thousands except per share data and percentages)

	For the Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Tangible Common Equity
Total stockholders’ equity	$508,441	$497,433	$488,929	$445,929	$247,602
Adjustments:
Goodwill	(161,447)	(161,685)	(159,452)	(135,832)	(26,865)
Intangible assets(1)	(17,482)	(18,372)	(22,165)	(10,531)	(2,171)
Total tangible common equity	$329,512	$317,376	$307,312	$299,566	$218,566
Tangible Assets
Total assets	$3,133,627	$3,063,319	$2,945,583	$2,494,861	$1,508,589
Adjustments:
Goodwill	(161,447)	(161,685)	(159,452)	(135,832)	(26,865)
Intangible assets(1)	(17,482)	(18,372)	(22,165)	(10,531)	(2,171)
Total tangible assets	$2,954,698	$2,883,262	$2,763,966	$2,348,498	$1,479,553
Tangible Common Equity to Tangible Assets	11.15%	11.01%	11.12%	12.76%	14.77%
Common shares outstanding	24,181	24,149	24,110	22,644	15,233

Book value per common share(2)	$21.03	$20.60	$20.28	$19.69	$16.25
Tangible book value per common share	$13.63	$13.14	$12.75	$13.23	$14.35

(1)	Intangible assets as of December 31, 2017 include branch intangible assets held for sale of $1.7 million.

(2)
We calculate book value per common share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Net Interest Margin - (Unaudited)
(In thousands except percentages)

	For the Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Total loans(1)	$2,333,283	$32,291	5.55%	$2,261,133	$32,067	5.75%	$1,070,436	$13,024	4.88%
Securities available for sale	248,670	1,647	2.66	222,026	1,328	2.43	135,795	735	2.17
Interest-bearing deposits in other banks	136,803	613	1.80	163,996	687	1.70	199,050	548	1.10
Investment in unconsolidated subsidiary	327	4	4.91	327	5	6.20	93	—	—
Total interest-earning assets	2,719,083	34,555	5.10	2,647,482	34,087	4.92	1,405,374	14,307	4.08
Allowance for loan losses	(13,600)			(13,133)			(9,117)
Noninterest-earning assets	353,973			355,625			104,819
Total assets	$3,059,456			$2,989,974			$1,501,076
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$1,864,940	$6,452	1.39%	$1,745,195	$4,293	1.00%	$870,542	$1,742	0.80%
Advances from FHLB	59,762	234	1.57	117,507	460	1.59	38,258	89	0.93
Other borrowings	16,690	245	5.89	16,926	232	5.56	8,067	100	4.97
Total interest-bearing liabilities	1,941,392	6,931	1.43	1,879,628	4,985	0.98	916,867	1,931	0.84
Noninterest-bearing liabilities:
Noninterest-bearing deposits	605,760			600,215			334,813
Other liabilities	7,976			17,262			3,156
Total noninterest-bearing liabilities	613,736			617,477			337,969
Stockholders’ equity	504,328			492,869			246,240
Total liabilities and stockholders’ equity	$3,059,456			$2,989,974			$1,501,076
Net interest rate spread(2)			3.67%			4.14%			3.24%
Net interest income		$27,624			$29,102			$12,376
Net interest margin(3)			4.07%			4.46%			3.53%

(1)	Includes average outstanding balances of loans held for sale of $1,349, $1,336 and $3,169 for the three months ended June 30, 2018, March 31, 2018, and June 30, 2017, respectively.

(2)	Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)	Net interest margin is equal to net interest income divided by average interest-earning assets.